Exhibit 99.1

CONTACT:	Kim Rudd
Executive Assistant
(585) 784-3324

Investors and Media: Melanie Dambre / Jamie Baird
FTI Consulting
(212) 850-5600

FOR IMMEDIATE RELEASE

MONRO, INC. SIGNS A DEFINITIVE AGREEMENT TO ACQUIRE MOUNTAIN VIEW TIRE & SERVICE, INC.

~ Acquisition of 30 California-based Stores, Adding $45 Million in Expected Annualized Sales ~

~ Expands Presence in Attractive Western Region with a Total of 116 Stores ~

ROCHESTER, N.Y. – March 10, 2021 – Monro, Inc. (Nasdaq: MNRO), a leading provider of automotive undercar repair and tire services, today announced that it has signed a definitive agreement to acquire California-based Mountain View Tire & Service, Inc.

The acquisition includes 30 Mountain View Tire & Auto Service retail stores located in the Los Angeles area, further solidifying the Company’s geographic footprint in California. Monro will continue to operate all of these locations.

Robert Mellor, Chairman of the Board of Directors and Interim Chief Executive Officer of Monro, said, “We are pleased to announce the acquisition of Mountain View Tire & Service, which builds on our growing presence in the dynamic Western United States. Executing on strategically located acquisitions is a critical cornerstone of our growth strategy, and this announcement underscores the progress we have made on capitalizing on attractive opportunities in our fragmented industry. We are excited to welcome Mountain View to the Monro family.”

Nick Mitsos, Chief Executive Officer and President of Mountain View, stated, “We are thrilled and proud to have selected Monro, a company that shares Mountain View’s core values to always put the customer first and provide the highest level of informed, dedicated and trusted service, to continue Mountain View’s journey. I look forward to a bright future under Monro’s ownership.”

The transaction is expected to close in the first quarter of fiscal 2022, and add approximately $45 million in annualized sales, representing a sales mix of 70% service and 30% tires. On a combined basis, acquisitions completed and announced to date in fiscal 2021 represent an expected total of $65 million in annualized sales.

About Monro, Inc.

Headquartered in Rochester, New York, Monro is a chain of 1,264 company-operated stores, 96 franchised locations, seven wholesale locations and three retread facilities providing automotive undercar repair and tire sales and services. The Company operates in 32 states, serving the MidAtlantic and New England regions and portions of the Great Lakes, Midwest, Southeast and Western United States. The predecessor to the Company was founded by Charles J. August in 1957 as a Midas Muffler franchise. In 1966, Monro began to diversify into a full line of undercar repair services. The Company has experienced significant growth in recent years through acquisitions and, to a lesser extent, the opening of newly constructed stores. The Company went public in 1991 and trades on The Nasdaq Stock Market under the symbol MNRO.